Exhibit 4.10

EXECUTION VERSION

NINTH SUPPLEMENTAL INDENTURE

dated as of April 13, 2012

to the

INDENTURE

dated as of May 28, 2003

among

CASCADES INC.,

as the Company,

THE SUBSIDIARY GUARANTORS named therein, and

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK,

as Trustee,

as amended

NINTH SUPPLEMENTAL INDENTURE (this “Ninth Supplemental Indenture”), dated as of April 13, 2012, among CASCADES INC. (the “Company”) and Cascades South America Inc. and Bird Packaging Limited (collectively, the “New Subsidiary Guarantors”) and THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, Norampac Inc., a Canadian corporation, as predecessor issuer, heretofore executed and delivered to the Trustee an indenture, dated as of May 28, 2003 (as so amended as of the date hereof, the “Indenture”), providing for the issuance of the Company’s 6 3/4% Senior Notes due 2013 (the “Notes”);

WHEREAS, the Company has issued and outstanding $250,000,000 of Notes under the Indenture;

WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the consent of any Holder of a Note to add additional Subsidiary Guarantees with respect to the Notes as provided or permitted under the Indenture;

WHEREAS, the Company is supplementing the Indenture to add the New Subsidiary Guarantors, which pursuant to Section 9.01(f) of the Indenture provides additional rights or benefits to the Holders; and

WHEREAS, pursuant to Sections 9.01 and 9.06 of the Indenture, the Trustee, the Company and the New Subsidiary Guarantors are authorized to execute and deliver this Ninth Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Subsidiary Guarantors, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Definitions. (a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b) For all purposes of this Ninth Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Ninth Supplemental Indenture refer to this Ninth Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Subsidiary Guarantors hereby agree, jointly and severally with the existing Subsidiary Guarantors, to guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture. From and after the date hereof, the New Subsidiary Guarantors shall be Subsidiary Guarantors for all purposes under the Indenture and the Notes.

3. Ratification of Indenture; Ninth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is, in all respects, ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Ninth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Miscellaneous.

4.1 Governing Law. THIS NINTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.2 Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Ninth Supplemental Indenture, or for or in respect of the recitals contained herein.

4.3 Counterparts. The parties may sign any number of copies of this Ninth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

4.4 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction thereof.

4.5 Conflict with TIA. If any provision of this Ninth Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA, that is required under the TIA to be part of and govern any provision of this Ninth Supplemental Indenture, the provision of the TIA shall control. If any provision of this Ninth Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Ninth Supplemental Indenture, as the case may be.

4.6 Severability. In case any provision of this Ninth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.7 No Third Party Beneficiaries. Nothing in this Ninth Supplemental Indenture, the Indenture, or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Ninth Supplemental Indenture or the Notes.

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed as of the date above written.

Company:

CASCADES INC.

By:	/s/ Robert F. Hall
	Name:	Robert F. Hall
	Title:	Vice President, Legal Affairs and Corporate Secretary

New Subsidiary Guarantors:

CASCADES SOUTH AMERICA INC.

By:	/s/ Robert F. Hall
	Name:	Robert F. Hall
	Title:	Assistant Secretary

BIRD PACKAGING LIMITED

By:	/s/ Robert F. Hall
	Name:	Robert F. Hall
	Title:	Assistant Secretary

Ninth Supplemental Indenture

Trustee:

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK

By:	/s/ Warren A. Goshine
	Name:	Warren A. Goshine
	Title:	Vice President

Ninth Supplemental Indenture